UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 15, 2013

TIGERLOGIC CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-16449	94-3046892
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

25A Technology Drive

Irvine, CA 92618

(Address of principal executive offices, Zip Code)

Registrant’s telephone number, including area code:  (949) 442-4400

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On November 15, 2013, TigerLogic Corporation, a Delaware corporation (the “Company”), closed the sale of the Company’s business dedicated to the multidimensional database management system and related connectivity products known as the MDMS family of products, including D3, mvBase, mvEnterprise and the Pick connectivity products (the “MDMS Business”), and the related underlying enterprise resource planning (“ERP”) platform required to support the MDMS Business, to Rocket Software, Inc. (“Rocket”) for a total purchase price of approximately $22 million in cash (the “Sale”) pursuant to a previously announced Asset Purchase Agreement (the “Purchase Agreement”).  Pursuant to the Purchase Agreement, $2.2 million of the purchase price is being held by a third party escrow agent for 18 months to serve as security for the Company’s indemnification obligations.

The Company previously disclosed additional information concerning the Sale on the Form 8-K filed with the Securities and Exchange Commission on October 18, 2013 (the “Initial Form 8-K”).

In connection with, and effective on, the closing of the Sale, the Company assigned to Rocket its Lease Agreement with The Irvine Company, dated November 9, 2004, as amended by the First Amendment thereto dated December 7, 2009. The lease was for approximately 15,000 square feet of office space in Irvine, California and ran through October 2015.  Rocket has agreed to allow the Company to continue to occupy a portion of the space for up to four months while the Company identifies a new facility to accommodate the personnel previously employed at the premises continuing with the Company following the Sale.

The foregoing description of the Sale does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which was previously filed as an exhibit to the Initial Form 8-K and is incorporated herein by reference.

The Purchase Agreement has been included to provide investors and stockholders with information regarding its terms. It is not intended to provide any other factual information about the Company.  The Purchase Agreement contains representations and warranties that the parties made to, and solely for the benefit of, each other, and they are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of the transaction.  In addition, certain representations and warranties may have been made as of a specified date, may be subject to a contractual standard of materiality different from those generally applicable to investors, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts. Investors are not third-party beneficiaries under the Purchase Agreement and should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances.  Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in Company’s public disclosures.

The Company is currently in the process of assessing the full impact of this disposition on its consolidated financial statements, including the allocation of any goodwill or intangible assets to the disposed business that is anticipated to impact the determination of the gain the Company expects to recognize during the quarter ending December 31, 2013, as well as its balance sheet after the disposition, and the tax effect of the disposition.  However, excluding these items, the Company currently estimates the following unaudited preliminary impact on its consolidated financial statements as of September 30, 2013 and for the quarter then ended, had the disposition taken place on September 30, 2013 and at the beginning of the quarter ended September 30, 2013, respectively.  With regards to the Company’s September 30, 2013 balance sheet, the disposition would have resulted in:  (i) an increase in assets of approximately $20.8 million due to an increase in cash of approximately $19.1 million and restricted cash of $2.2 million held in an escrow account, offset by a decrease in accounts receivable of approximately $0.5 million; and (ii) a decrease in liabilities of approximately $4.0 million, primarily due to the decrease of deferred revenue of approximately $3.8 million and a reduction of payroll related accruals of approximately $0.2 million. With regards to the Company’s results of operations for the quarter ended September 30, 2013, the disposition would have resulted in: (i) a decrease in revenue of approximately $2.4 million; (ii) a decrease in expenses of approximately $0.9 million, mainly due to the associated reduction in support and engineering personnel for the MDMS Business; and (iii) a decrease in earnings per share of approximately $0.05.  Also excluding the items referred to above, the Company currently estimates the following unaudited preliminary impact on its consolidated results of operations for the year-to-date period ended September 30, 2013, had the disposition occurred at the beginning of that period: (i) a decrease in revenue of approximately $4.7 million; (ii) a decrease in expenses of approximately $1.9 million, mainly due to the associated reduction in support and engineering personnel for the MDMS Business; and (iii) a decrease in earnings per share of approximately $0.04.

Item 7.01   Regulation FD Disclosure.

The Company issued a press release on November 18, 2013 regarding the matters described in Item 2.01 of this Current Report on Form 8-K. A copy of the press release is attached hereto as Exhibit 99.1.  As provided in General Instruction B.2 of Form 8-K, the information in this Item 7.01 and Exhibit 99.1 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01                                           Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Document
99.1	Press Release dated November 18, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TIGERLOGIC CORPORATION

Dated: November 20, 2013	By:	/s/ Thomas Lim

Thomas Lim
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description of Document
99.1	Press Release dated November 18, 2013